SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Materials Pursuant to Rule 14a-12.

ALTERA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Pursuant to discussions with Institutional Shareholder Services (“ISS”) regarding the 2005 Equity Incentive Plan (the “Plan”) of Altera Corporation (“Altera”), which is the subject of Proposal Two in Altera’s Proxy Statement for the Annual Meeting of Stockholders to be held on May 10, 2005, Altera hereby clarifies its position with respect to option repricings under the Plan. Section 20 of the Plan states: “The repricing of Options or SARs is prohibited without prior stockholder approval. The Committee [the compensation committee and Plan administrator] may authorize the Company, with prior stockholder approval and the consent of the respective Participants, to issue new Option or SAR Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time buy from a Participant an Option previously granted with payment in cash, Shares or other consideration, based on such terms and conditions as the Committee and the Participant shall agree.” The first sentence of Section 20 sets forth the requirement to obtain stockholder approval for repricings, including repricings accomplished via the exchange of a previously granted option for cash, shares, or other consideration. Therefore, the right of the Committee to buy from a Plan participant a previously granted option “with payment in cash, Shares or other consideration,” for the purpose of effecting a repricing, is subject to the requirement to obtain stockholder approval.

This response may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.